Exhibit 10.18

Subscription Agreement

Inspired Entertainment, Inc.

250 West 57th Street

New York, New York 10107

Ladies and Gentlemen:

1.	Documents Received

The undersigned (the “Subscriber”) hereby acknowledges having received and carefully read (a) this Subscription Agreement (the “Subscription Agreement”) of Inspired Entertainment, Inc. (formerly known as Hydra Industries Acquisition Corp.), a Delaware corporation (the “Company”), and (b) the Company’s Proxy Statement dated November 21, 2016 with respect to the special meeting of stockholders of the Company, which includes, among other things, certain information regarding the business combination between the Company and Inspired Gaming Group.

2.	Subscription Confirmation

This will confirm the Subscriber’s subscription for and purchase of shares of Common Stock, par value U.S. $.0001 per share, of the Company (the “Shares”) in the amount, and for the purchase price paid to the Company in cash, set forth on the Signature Page to this Subscription Agreement. The Subscriber has irrevocably directed Inspired Gaming (Gibraltar) Limited (“IG(G)”) to pay such purchase price to the Company from a portion of the cash payment contractually due to you from IG(G).

3.	Representations, Warranties and Covenants of Subscriber

The Subscriber hereby represents and warrants to, and agrees with, the Company as follows:

(a)        The Subscriber is acquiring the Shares for the Subscriber’s own account without any view to sell, transfer, pledge or grant a participation with respect to the Shares.

(b)        The Subscriber has had the opportunity to ask questions of, and receive answers from, the Company concerning the Company and its business, management, financial affairs and prospects, and has received and reviewed all information concerning the Company and such matters that the Subscriber desires. In determining whether to purchase Shares, the Subscriber has relied solely on the Subscriber’s own knowledge and understanding of the Company and such matters based upon the Subscriber’s own investigations.

(c)        The Subscriber understands and acknowledges that the Shares have not been registered under the United States Securities Act of 1933, as amended, or the securities or similar laws of any other jurisdiction and may only be transferred pursuant to an effective registration statement or an applicable exemption from registration. An appropriate legend evidencing such restrictions may be placed on any certificates representing the Shares.

(d)        In deciding to purchase Shares, the Subscriber has not relied or acted on the basis of any representations or other information purported to be given by or on behalf of the Company.

4.	Miscellaneous

(a)        This Subscription Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended, waived, modified or terminated only by a writing executed by both parties.

(b)        This Subscription Agreement may be executed in counterparts with the same effect as if the parties executing the counterparts had all executed one counterpart.

5.	Governing Law

This Subscription Agreement shall be governed by the laws of the State of New York without regard to the choice or conflict of laws principles thereof.

[Remainder of page intentionally left blank]

2

SIGNATURE PAGE

By signing below, the Subscriber (1) confirms his subscription for and purchase of Shares and his agreement to the terms of the Subscription Agreement, and (2) confirms that the information contained in the Subscription Agreement is accurate and complete.

Dated: December 29, 2016	Subscription

/s/ Luke Alvarez
Luke Alvarez

Amount of Subscription

150,720 Shares

PURCHASE PRICE

U.S. $1,507,200

The Subscriber’s subscription is accepted by the Company, in accordance with the provisions of the Subscription Agreement.

Accepted: December 29, 2016	INSPIRED ENTERTAINMENT, INC.

	By:	/s/ A. Lorne Weil
Name: A. Lorne Weil
Title: Chief Executive Officer